Exhibit 99.1

CONTACTS:
Investors: Peggy Reilly Tharp	Media: Amanda Gomez
(314) 628-7491	(314) 628-7417
peggy.tharp@savvis.net	amanda.gomez@savvis.net

Savvis Reports First Quarter 2010 Results

Company Focused on Delivering Sequential Quarterly

Revenue Growth for Remainder of 2010

ST. LOUIS, May 3, 2010 – Savvis, Inc. (NASDAQ:SVVS), a global leader in cloud infrastructure and hosted IT solutions for enterprises, today reported its first quarter 2010 financial results, with revenue of $216.6 million, compared to $221.5 million in the first quarter of 2009. Adjusted EBITDA* was $54.0 million, compared to $58.8 million of adjusted EBITDA in the first quarter of 2009.

Income from operations for the first quarter of 2010 was $4.8 million, compared to $15.6 million in the first quarter of 2009. The company reported a net loss of ($11.3) million, or ($0.21) per share, in the first quarter of 2010, compared to first quarter 2009 net income of $0.6 million, or $0.01 per share. Leveraged free cash flow* in the first quarter of 2010 was ($4.5) million, down from $33.2 million in the first quarter of 2009.

“We've made good progress refocusing our sales and marketing programs and personnel, expanding our collaborative partnerships, and improving our client satisfaction efforts. The initial results of these and other initiatives are reflected in strong bookings and reduced churn in the first quarter,” said Jim Ousley, chairman and chief executive officer for Savvis. “We will continue to focus on sales productivity, churn management, the Financial and other verticals, Cloud Services, and new business development initiatives, which are expected to put us firmly on the path to improved growth throughout the remainder of this year and beyond."

First Quarter Financial Results

US dollars in millions	Three months ended
	3/31/10	12/31/09	3/31/09
Hosting	$152.8	$154.7	$152.3
Network	$63.8	$65.1	$69.2

Total Revenue	$216.6	$219.8	$221.5

Cost of Revenue(1)	$119.4	$120.4	$120.5
SG&A Expenses(1)	$51.7	$50.5	$49.1
Non-Cash, Equity-Based Compensation(1)	$8.5	$6.0	$6.9
Income from Operations	$4.8	$10.4	$15.6
Net Income (Loss)	($11.3)	($5.4)	$0.6

Adjusted EBITDA	$54.0	$54.9	$58.8
Adjusted EBITDA Margin	25%	25%	27%

(1)	Both cost of revenue and SG&A expenses exclude depreciation, amortization and accretion and include non-cash, equity-based compensation. Total non-cash, equity-based compensation attributed to cost of revenue for the three months ended March 31, 2010, December 31, 2009, and March 31, 2009, was $1.6 million, $1.1 million and $1.5 million and to SG&A expenses was $6.8 million, $4.9 million and $5.4 million, respectively.

First Quarter Overview

Total Savvis revenue for the first quarter was $216.6 million, down (1%) compared to fourth quarter 2009 revenue of $219.8 million. Revenue in the first quarter was impacted by an expected $6.1 million of colocation churn, which occurred at the end of the fourth quarter of 2009.

Adjusted EBITDA was $54.0 million for the first quarter of 2010, which represented a (2%) decline from the $54.9 million of adjusted EBITDA that was recorded in the fourth quarter of 2009. Adjusted EBITDA was lower as a result of the quarterly decline in revenue, which was offset in part by cost savings initiatives.

For the first quarter of 2010, income from operations of $4.8 million was down when compared to the $10.4 million recorded in the fourth quarter of 2009. This decline was due to an increase in depreciation expense and higher non-cash, equity-based compensation in the first quarter.

A consolidated net loss of ($11.3) million was recorded in the first quarter of 2010, compared to a net loss of ($5.4) million in the fourth quarter of 2009. Savvis recorded a loss per share of ($0.21) in the first quarter of 2010, compared to a loss per share of ($0.10) in the fourth quarter of 2009. For the first quarter, leveraged free cash flow was ($4.5) million, up from ($13.8) million in the fourth quarter of 2009.

Hosting

US dollars in millions	Three months ended
	3/31/10	12/31/09	3/31/09
Colocation	$82.5	$86.9	$84.2
Managed Services	$70.3	$67.8	$68.1

Total Hosting Revenue	$152.8	$154.7	$152.3
Percentage Change		(1%)	—

Overall Hosting revenue was $152.8 million in the first quarter, flat on a year-over-year basis. On a quarter-over-quarter basis, Hosting revenue was down slightly.

For the quarter, Managed Services contributed $70.3 million to overall Hosting revenue, or 46%. Managed Services revenue was up 4%, on a quarterly basis, and year-over-year, it was up 3%. The growth in Managed Services was due to continued strength in Cloud Services revenue growth, which includes uptake from Software-as-a-Service (SaaS) providers as well as increasing momentum in winning larger outsourcing opportunities.

Colocation contributed $82.5 million to overall Hosting revenue in the quarter, or 54%. Year-over-year, Colocation revenue was down (2%). On a quarter-over-quarter basis, Colocation revenue was down (5%). As expected, Savvis was impacted by $6.1 million of colocation churn, which occurred at the end of the fourth quarter of 2009.

Network

US dollars in millions	Three months ended
	3/31/10	12/31/09	3/31/09
Core	$31.7	$31.4	$25.6
Sustaining	$32.2	$33.7	$43.6

Total Network Revenue	$63.8	$65.1	$69.2
Percentage Change		(2%)	(8%)

Overall Network revenue was $63.8 million in the first quarter and was down (8%) on an annual basis. On a quarterly basis, Network revenue was down (2%), as pricing pressure continued to impact this portion of the business. At the end of the first quarter, Network revenue was nearly evenly split between Core and Sustaining.

For the quarter, Core Network contributed $31.7 million to overall Network revenue. Core Network revenue was up 24%, on a year-over-year basis, and was up 1%, on a quarter-over-quarter basis.

Sustaining Network contributed $32.2 million to overall Network revenue in the quarter. Year-over-year, Sustaining Network revenue declined (26%). On a quarter-over-quarter basis, Sustaining Network revenue was down (5%).

Vertical Highlights

The Financial Vertical represented 26% of total revenue, or $55.5 million, in the first quarter of 2010. Revenue in the quarter was down (3%), compared to the first quarter of 2009, and down (4%), compared to the fourth quarter of 2009. Revenue for the quarter was impacted by the $6.1 million of colocation churn experienced at the end of the fourth quarter, with approximately 50% of this amount occurring in the Financial Vertical.

In the first quarter of 2010, Software-as-a-Service revenue was $19.7 million, up slightly on a quarter-over-quarter basis and up 23% year-over-year.

In April, Savvis announced the formation of a new sales team dedicated to the Software Vertical, which includes SaaS. In addition to managed services, SaaS and Software clients are particularly interested in Savvis’ leading-edge cloud platforms. During the first quarter of 2010, Savvis reported Cloud Services revenue of $2.8 million, up 14% on a quarter-over-quarter basis and up 100% year-over-year.

Cash Flow and Balance Sheet

Net cash provided by operating activities was $39.0 million in the first quarter of 2010, compared to $45.7 million in the first quarter of 2009. Cash capital expenditures for the first quarter of 2010 totaled $50.7 million.

The company’s cash position at March 31, 2010, was $145.9 million, compared to $160.8 million at December 31, 2009. As of March 31, 2010, the long-term debt and capital leases for Savvis (net of current portion) totaled $595.8 million, down from $600.0 million as of December 31, 2009.

Financial Outlook

“In the first quarter, revenue and adjusted EBITDA were higher than Street expectations, due to stronger than expected sales, a continued focus on cost savings efforts and lower than expected SG&A spending,” said Greg Freiberg, chief financial officer for Savvis. “However, in order to build on our strong sales trend, we expect to increase our sales and marketing spend, which could impact adjusted EBITDA in the second quarter.”

Savvis expects the following for full year 2010:

•	Adjusted EBITDA of $210 to $225 million, which narrows the range slightly from previous guidance of $205 to $225 million

•	Total cash capital expenditures of $180 to $200 million, including $50 to $55 million for data center expansion

•	Cash interest expense (net) of approximately $40 to $50 million

Investor Conference Call

Savvis will webcast an investor conference call at 9:30 a.m. ET today, May 3, 2010. Both the webcast and supporting presentation will be available at savvis.net on the Investor Relations page. A live conference call will also be available by telephone at (866) 835-8906 for financial analysts in North America or (703) 639-1413 for international analysts. A replay will be available on the Web site for six months. Investors may also access the replay by telephone through Saturday, May 15, by dialing (888) 266-2081 in North America or (703) 925-2533 internationally and using the access code 1447970.

About Savvis

Savvis, Inc. (NASDAQ: SVVS) is a global leader in cloud infrastructure and hosted IT solutions for enterprises. More than 2,500 unique clients, including 30 of the top 100 companies in the Fortune 500, use Savvis to reduce capital expense, improve service levels and harness the latest advances in cloud computing. For more information, please visit savvis.net.

Forward-Looking Statements

This document contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from Savvis’ expectations. Certain factors that could adversely affect actual results are set forth as risk factors described in Savvis’ SEC reports and filings, including its annual report on Form 10-K for the year ended December 31, 2009, and subsequent filings. Those risk factors include, but are not limited to, uncertainties in economic conditions, including conditions that could pressure enterprise IT spending; introduction of, demand for and market acceptance of Savvis’ products and services; whether or not Savvis is able to sign additional outsourcing deals; variability in pricing for those products and services; merger and acquisition activity by Savvis customers or other customer activity that affects the level of business done with Savvis; rapid evolution of technology; changes in the operating environment; and changes or proposed changes in, or introduction of new, regulatory schemes or environments that impact Savvis and/or its customers’ businesses. The forward-looking statements contained in this document speak only as of the date of publication, May 3, 2010. Subsequent events and developments may cause the company’s forward-looking statements to change, and the company will not undertake efforts to revise those forward-looking statements to reflect events after this date.

* Non-GAAP Measures

Savvis includes information pertaining to certain non-GAAP measures in conjunction with reporting of its quarterly and year-end financial results. “Adjusted EBITDA” represents income from operations before depreciation, amortization and accretion, gains and losses on sales of assets, and non-cash, equity-based compensation. We have included information concerning adjusted EBITDA because we believe that in our industry such information is a relevant measurement of a company's operating financial performance and liquidity. “Leveraged free cash flow” represents adjusted EBITDA less cash capital expenditures and less cash interest, net. We have included information concerning leveraged free cash flow because we believe that in our industry such information is a relevant measurement of a company's operating financial performance and liquidity. We do not provide forward looking guidance for certain financial data, such as income from operations, depreciation, amortization and accretion, non-cash, equity-based compensation, and interest income. As a result, we are unable to provide a reconciliation of non-GAAP measures, such as adjusted EBITDA and leveraged free cash flow for forward looking data, including 2010 full-year guidance. The calculations of adjusted EBITDA and leveraged free cash flow are not specified by United States generally accepted accounting principles. Our calculations of adjusted EBITDA and leveraged free cash flow may not be comparable to similarly-titled measures of other companies.

SAVVIS, Inc. and Subsidiaries

Unaudited Condensed Consolidated Statements of Operations

(in thousands, except per share data)

	Three Months Ended March 31,
	2010	2009
Revenue	$216,587	$221,523
Operating Expenses:
Cost of revenue (including non-cash, equity-based compensation of $1,630 and $1,483) (1)	119,368	120,521
Sales, general and administrative expenses (including non-cash, equity-based compensation of $6,823 and $5,408) (1)	51,719	49,069
Depreciation, amortization and accretion	40,737	36,335

Total Operating Expenses	211,824	205,925

Income from Operations	4,763	15,598
Other income and expense	15,757	14,426

Income (Loss) before Income Taxes	(10,994)	1,172
Income tax expense	355	555

Net Income (Loss)	$(11,349)	$617

Net Income (Loss) per Common Share
Basic	$(0.21)	$0.01

Diluted	$(0.21)	$0.01

Weighted-Average Common Shares Outstanding (2)
Basic	54,494	53,609

Diluted	54,494	53,774

(1)	Excludes depreciation, amortization and accretion, which is reported separately.
(2)	For the three months ended March 31, 2010, the effect of including the incremental shares associated with the Convertible Notes, options, unvested restricted stock units, and unvested restricted stock awards are anti-dilutive, and as such, are not included in the diluted weighted-average common shares outstanding. For the three months ended March 31, 2009, the effects of including the incremental shares associated with unvested restricted stock awards and the Convertible Notes are anti-dilutive, and as such, are not included in the diluted weighted-average common shares outstanding.

SAVVIS, Inc. and Subsidiaries

Unaudited Condensed Consolidated Balance Sheets

(in thousands)

	March 31, 2010	December 31, 2009
ASSETS
Current Assets:
Cash and cash equivalents	$145,928	$160,815
Trade accounts receivable, net	51,823	45,754
Prepaid expenses and other current assets	27,686	21,217

Total Current Assets	225,437	227,786

Property and equipment, net	792,376	783,852
Other non-current assets	12,893	13,120

Total Assets	$1,030,706	$1,024,758

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current Liabilities:
Payables and other trade accruals	$59,742	$52,710
Current portion of long-term debt and lease obligations	18,385	17,479
Other accrued liabilities	68,965	68,314

Total Current Liabilities	147,092	138,503

Long-term debt, net of current portion	374,551	376,089
Capital and financing method lease obligations, net of current portion	221,211	223,897
Other accrued liabilities	79,407	76,452

Total Liabilities	822,261	814,941

Stockholders’ Equity:
Common stock	552	545
Additional paid-in capital	875,112	862,834
Accumulated deficit	(645,778)	(634,429)
Accumulated other comprehensive loss	(21,441)	(19,133)

Total Stockholders’ Equity	208,445	209,817

Total Liabilities and Stockholders’ Equity	$1,030,706	$1,024,758

SAVVIS, Inc. and Subsidiaries

Unaudited Condensed Consolidated Statements of Cash Flows

(in thousands)

	Three Months Ended March 31,
	2010	2009
Cash Flows from Operating Activities:
Net income (loss)	$(11,349)	$617
Reconciliation of net income (loss) to net cash provided by operating activities:
Depreciation, amortization and accretion	40,737	36,335
Non-cash, equity-based compensation	8,453	6,891
Accrued interest, net	3,286	3,557
Amortization of debt discount	3,767	3,471
Other, net	332	53
Net changes in operating assets and liabilities:
Trade accounts receivable, net	(6,581)	2,203
Prepaid expenses and other current and non-current assets	(6,572)	991
Payables and other trade accruals	7,455	27
Other accrued liabilities	(556)	(8,495)

Net cash provided by operating activities	38,972	45,650

Cash Flows from Investing Activities:
Payments for capital expenditures	(50,691)	(18,252)

Net cash used in investing activities	(50,691)	(18,252)

Cash Flows from Financing Activities:
Proceeds from long-term debt	—	2,066
Proceeds from stock option exercises	6,648	4
Payments for employee taxes on equity-based instruments	(2,812)	(444)
Principal payments on long-term debt	(1,650)	(1,650)
Principal payments under capital lease obligations	(2,538)	(1,950)
Other, net	(612)	—

Net cash provided by (used in) financing activities	(964)	(1,974)

Effect of exchange rate changes on cash and cash equivalents	(2,204)	(846)

Net Increase (Decrease) in Cash and Cash Equivalents	(14,887)	24,578
Cash and Cash Equivalents, Beginning of Period	160,815	121,284

Cash and Cash Equivalents, End of Period	$145,928	$145,862

Supplemental Disclosures of Cash Flow Information:
Cash paid for interest	$7,832	$7,488

SAVVIS, Inc. and Subsidiaries

Unaudited Selected Condensed Consolidated Financial Information

(in thousands)

	Three Months Ended
	March 31,		December 31, 2009
	2010	2009
Segment Revenue:
Hosting	$152,751	$152,318	$154,664
Network	63,836	69,205	65,155

Total Revenue	$216,587	$221,523	$219,819

Segment Adjusted EBITDA:
Hosting	$58,960	$64,161	$59,326
Network	16,265	16,252	16,070
Corporate—Other (1)	(21,272)	(21,589)	(20,509)

Total Adjusted EBITDA (2)	$53,953	$58,824	$54,887

Adjusted EBITDA Reconciliation:
Income from operations	$4,763	$15,598	$10,418
Depreciation, amortization and accretion	40,737	36,335	38,519
Non-cash, equity-based compensation	8,453	6,891	5,950

Adjusted EBITDA	$53,953	$58,824	$54,887

Reconciliation of Adjusted EBITDA to Income (Loss) before Income Taxes:
Adjusted EBITDA	$53,953	$58,824	$54,887
Depreciation, amortization and accretion	(40,737)	(36,335)	(38,519)
Non-cash, equity-based compensation	(8,453)	(6,891)	(5,950)
Interest income	30	114	35
Interest expense	(15,475)	(14,516)	(14,266)
Other income (expense)	(312)	(24)	(685)

Income (Loss) before Income Taxes	$(10,994)	$1,172	$(4,498)

Leveraged Free Cash Flow Reconciliation:
Adjusted EBITDA	$53,953	$58,824	$54,887
Cash capital expenditures	(50,691)	(18,252)	(57,132)
Cash interest paid	(7,832)	(7,488)	(11,586)
Interest income	30	114	35

Leveraged Free Cash Flow (3)	$(4,540)	$33,198	$(13,796)

(1)	Corporate—Other adjusted EBITDA includes all costs not directly associated with hosting services or network services. Costs not directly associated with hosting services or network services include, but are not limited to, general and administrative costs.
(2)	Adjusted EBITDA represents income from operations before depreciation, amortization, accretion and non-cash, equity-based compensation. We have included information concerning adjusted EBITDA because we believe that in our industry such information is a relevant measurement of a company's operating financial performance and liquidity. The calculation of adjusted EBITDA is not specified by United States generally accepted accounting principles. Our calculation of adjusted EBITDA may not be comparable to similarly titled measures of other companies.
(3)	Leveraged Free Cash Flow represents adjusted EBITDA less cash capital expenditures and less cash interest, net. We have included information concerning leveraged free cash flow because we believe that in our industry such information is a relevant measurement of a company's operating financial performance and liquidity.

SAVVIS, Inc. and Subsidiaries

Unaudited Supplemental Revenue Information

(in thousands, except per square foot amounts)

	Three Months Ended
	March 31, 2009	June 30, 2009	September 30, 2009	December 31, 2009	March 31, 2010
Data Center Revenue
Colocation	$84,232	$84,856	$85,341	$86,892	$82,467
Managed hosting	68,086	67,303	62,814	67,772	70,284

Data Center Metrics (1)
Total raised floor	1,433	1,433	1,433	1,433	1,477
Revenue space	912	923	886	878	889
Billed square feet	612	622	640	591	601
Utilization	67%	67%	72%	67%	68%

Average Billed Square Feet
Colocation	590.5	595.4	608.6	592.3	572.1
Managed hosting	21.2	21.4	22.2	22.9	23.8

Total Average Billed Square Feet	611.7	616.8	630.8	615.2	595.9

Average Monthly Data Center Revenue Per Billed Square Foot (2)
Colocation	$47.6	$47.5	$46.7	$48.9	$48.1
Managed hosting	1,069.2	1,046.4	945.1	985.4	984.5

(1)	Data center metrics are calculated as of period end for each respective quarter.
(2)	Average monthly data center revenue per billed square foot is calculated as the revenue per quarter divided by the average billed square feet per quarter stated on a monthly basis.

SAVVIS Revenue by Vertical

	Three Months Ended
	March 31, 2009	June 30, 2009	September 30, 2009	December 31, 2009	March 31, 2010
Financial vertical	$57,353	$60,065	$53,974	$57,742	$55,532
Other	164,170	159,796	159,237	162,077	161,055

Total Revenue	$221,523	$219,861	$213,211	$219,819	$216,587

Network Revenue Supplemental Information:

	Three Months Ended
	March 31, 2009	June 30, 2009	September 30, 2009	December 31, 2009	March 31, 2010
Core (1)	$25,585	$26,918	$28,616	$31,483	$31,670
Sustaining (2)	43,620	40,784	36,440	33,672	32,166

Total Network Revenue	$69,205	$67,702	$65,056	$65,155	$63,836

(1)	Core network includes revenue from Thomson Reuters and from other financial vertical and data center customers, who also purchase bundled network and hosting services.
(2)	Sustaining network includes revenue from services that are either in slower growth or declining markets or are not directly tied to the future growth of the company's network and hosting businesses.